EXECUTION COPY

LICENSE AGREEMENT

between

VITAE PHARMACEUTICALS, INC.

and

QUEST GROUP INTERNATIONAL, INC.

May 11, 2007

i

Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter, this “AGREEMENT”), is entered into as of the 11th day of May 2007 (the “EFFECTIVE DATE”), between Vitae Pharmaceuticals, Inc. (formerly known as “Concurrent Pharmaceuticals, Inc.”), a Delaware corporation having a principal place of business at 502 West Office Center Drive, Fort Washington, PA 19034 (hereinafter, “VITAE”) and Quest Group International, Inc., a Nevada corporation having its principal place of business at 967 West Center, Orem, UT 84057 (hereinafter “QUEST”).

RECITALS

WHEREAS, VITAE is a party to the Master Technology Ownership and License Agreement, dated May 10, 2004, by and among Allergan, Inc. and Allergan Sales, LLC, on the one hand (collectively, “ALLERGAN”), and VITAE, on the other hand, as amended by the letter agreement, dated December 15, 2006, among ALLERGAN and VITAE (as so amended, the “ALLERGAN AGREEMENT”);

WHEREAS, by virtue of the ALLERGAN AGREEMENT, VITAE is the exclusive licensee of all right, title and interest in certain patents (identified in Appendix A hereto) relating to certain retinoid and rexinoid compounds, including the compounds designated [* * *] (hereinafter, the “ALLERGAN PATENTS”);

WHEREAS, VITAE is the assignee and owner of all right, title and interest to certain patents relating to methods of using retinoid compounds (hereinafter, the “VITAE RETINOID PATENTS”);

WHEREAS, VITAE is the owner of all right, title and interest in know-how, data and other confidential information relating to certain compounds from the Allergan retinoid library (hereinafter, the “TRANSFERRED COMPOUNDS”) (as defined in Section 1.51);

WHEREAS, the TRANSFERRED COMPOUNDS include [* * *], and VITAE wishes to retain all rights to the EXCLUDED COMPOUNDS (as defined in Section 1.16);

WHEREAS, Allergan, Inc., Allergan Ligand Retinoid Therapeutics, Inc. and Ligand Pharmaceuticals Incorporated (hereinafter, “LIGAND”) are parties to an Amended and Restated Technology Cross-License Agreement, dated September 24, 1997 (hereinafter, the “LIGAND AGREEMENT”);

WHEREAS, by virtue of the LIGAND AGREEMENT, Allergan, Inc. is the exclusive, even as to LIGAND, licensee of certain patents owned by LIGAND, and by virtue of the ALLERGAN AGREEMENT, VITAE is an exclusive sublicensee of such patents;

WHEREAS, VITAE is the owner of all right, title and interest to retinoid/rexinoid compound library, drug substance, drug product, clinical and other data, and know-how relating to the TRANSFERRED COMPOUNDS, including all backups, analogs, metabolites, isomers and enantiomers thereof; and

WHEREAS, QUEST desires to obtain an exclusive license from VITAE to develop and commercialize the TRANSFERRED COMPOUNDS other than the EXCLUDED COMPOUNDS under the aforesaid patents and know-how, and VITAE is willing to grant to QUEST such a license;

NOW, THEREFORE, in consideration of the covenants and promises expressed herein, intending to be legally bound, the parties agree as follows:

1.  DEFINITIONS

When used herein, the following capitalized terms shall have the meanings indicated:

1.01  “AAA” shall mean the American Arbitration Association.

1.02  “ALLERGAN AGREEMENT” shall have the meaning ascribed in the Recitals. A copy of the ALLERGAN AGREEMENT is attached hereto as Appendix F.

1.03  “ALLERGAN COMPOUNDS” shall mean the TRANSFERRED COMPOUNDS other than the EXCLUDED COMPOUNDS.

1.04  “ALLERGAN PATENTS” shall mean those patents and patent applications, identified on Appendix A hereto, licensed to VITAE pursuant to the ALLERGAN AGREEMENT. For clarity, the ALLERGAN PATENTS do not include the EXCLUDED PATENTS.

1.05  “AFFILIATE” shall mean any company or other entity controlled by, controlling, or under common control with a party to this AGREEMENT. For purposes of this definition, “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the voting stock or profit interest in a company or entity.

1.06  “ARBITRATOR” shall have the meaning ascribed in Section 13.03.

1.07  "CHANGE IN CONTROL" of VITAE means the occurrence of any of the following: (i) a sale of assets representing more than fifty percent (50%) of the net book value or fair market value of VITAE's consolidated assets (in a single transaction or in a series of related transactions) other than to an AFFILIATE of VITAE; (ii) a merger or consolidation of VITAE with a third party, whether or not VITAE or the THIRD PARTY is the surviving entity; or (iii) an acquisition, other than in a merger or consolidation of the type referred to in clause (ii), of beneficial ownership of outstanding voting securities of VITAE representing at least fifty percent (50%) of the combined voting power of VITAE or otherwise giving the acquirer the authority to appoint a majority of directors on VITAE’s Board, whether such acquisition is effectuated in a single transaction or series of related transactions.

1.08  “COMBINATION PRODUCT” shall mean a product that contains or uses a LICENSED PRODUCT and at least one other PRODUCT COMPONENT, or a LICENSED PRODUCT sold in combination with a PRODUCT COMPONENT even if not co-formulated with such other PRODUCT COMPONENT.

1.09  “COMMERCIALLY REASONABLE EFFORTS” of a party shall mean the carrying out of obligations in a manner consistent with efforts that such party would devote to a product of similar market potential and strategic value resulting from its own research efforts, but in no event shall such efforts be less than what a pharmaceutical company of similar size and resources would devote to a product of similar market potential and strategic value.

1.10  “COVER” or “COVERING” shall mean, with respect to a patent or patent application, that at least one claim would be infringed by the product, method or device, as applicable.

1.11  “CYTOCHROMA AGREEMENT” shall mean the Collaborative Research, Development and License Agreement between Allergan, Inc. and Cytochroma, Inc., dated May 31, 1999, as amended on June 25, 2001.

1.12  ‘DEBLOCKING LICENSE” shall have the meaning ascribed in Section 2.01.

1.13  “DEVELOPMENT” shall mean those activities undertaken with respect to a LICENSED PRODUCT which are devoted to the exploration of a potential pharmaceutical product in human clinical trials and/or the conduct of any other studies, including clinical trials, regulatory affairs and other activities directed toward REGULATORY APPROVAL of such LICENSED PRODUCT.

1.14  “DISPUTE” shall have the meaning ascribed in Section 13.03.

1.15  “EFFECTIVE DATE” shall have the meaning ascribed in the introductory paragraph hereof.

1.16  “EXCLUDED COMPOUNDS” shall mean any compounds COVERED by the EXCLUDED PATENTS or [* * *]; for clarity, EXCLUDED COMPOUNDS include [* * *]. A list of certain EXCLUDED COMPOUNDS is provided in Appendix E attached hereto.

1.17  “EXCLUDED PATENTS” shall mean those patents and patent applications, identified in Appendix B hereto, licensed to VITAE pursuant to the ALLERGAN AGREEMENT that are excluded from the LICENSED PATENTS under this AGREEMENT.

1.18  “EXISTING LICENSORS” shall mean ALLERGAN and LIGAND.

1.19  “FDA” shall mean the United States Food and Drug Administration or its successor entity.

1.20  “FIELD” shall mean all human or veterinary use, subject only to the retained rights of the EXISTING LICENSORS under the ALLERGAN AGREEMENT and LIGAND AGREEMENT.

1.21  “FIRST COMMERCIAL SALE” of a LICENSED PRODUCT shall mean the first sale for use or consumption of such LICENSED PRODUCT to a THIRD PARTY in a country after REGULATORY APPROVAL has been granted by the governing health regulatory authority of such country. Sale to or consumption by an AFFILIATE or permitted sublicense shall not constitute a FIRST COMMERCIAL SALE unless the AFFILIATE or permitted sublicense is the end user of the LICENSED PRODUCT.

1.22  “FOUNDING SHAREHOLDERS” shall have the meaning ascribed in Section 4.03.

1.23  “GENERIC COMPETITION” shall have the meaning ascribed in Section 4.04(f).

1.24  “GENERIC PRODUCT” shall mean with respect to a LICENSED PRODUCT any pharmaceutical product (other than such LICENSED PRODUCT) that contains the same active ingredient(s) as such LICENSED PRODUCT, has substantially the same formulation, mode of administration and duration of release as such LICENSED PRODUCT, and is approved for the same indications as such LICENSED PRODUCT.

1.25  “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing necessary to commence human clinical trials in a country other than the USA, as applicable.

1.26  “IND APPROVAL” shall mean the acceptance of an IND by the FDA for clinical testing.

1.27  “INITIATION” shall mean, with respect to a clinical trial, the date that the first patient is dosed in such clinical trial.

1.28  “INVENTORY” has the meaning ascribed in Section 3.02.

1.29  “LICENSED COMPOUNDS” shall mean the ALLERGAN COMPOUNDS and any compounds for which royalties would be due to ALLERGAN or LIGAND under the ALLERGAN AGREEMENT or LIGAND AGREEMENT respectively, other than the EXCLUDED COMPOUNDS.

1.30  “LICENSED KNOW-HOW” shall mean all technical information and know-how which relates to a LICENSED PRODUCT which is owned by VITAE or its AFFILIATES as of the EFFECTIVE DATE, and to which VITAE or its AFFILIATES otherwise has, as of the EFFECTIVE DATE, the right to grant rights or licenses, and shall include, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay, control, formulation and manufacturing data and any other information relating to a LICENSED PRODUCT and useful for the research, development, manufacture, and commercialization of a LICENSED PRODUCT, including, without limitation, all such information and know-how relating to each EXISTING IND.

1.31  “LICENSED PATENTS” shall mean all patents and patent applications, including any continuations, continuations-in-part, divisionals, reissues, reexamination certificates, and/or SPCs, owned or controlled by VITAE or its AFFILIATES as of the EFFECTIVE DATE, or to which VITAE or its AFFILIATES otherwise has, as of the EFFECTIVE DATE, the right to grant rights or licenses, that COVER (i) the manufacture, use, import, export, development of, marketing, distribution, offer for sale, sale or other disposition of a LICENSED PRODUCT, or (ii) any processes or intermediates necessary for the manufacture, use, import, export, research, development, marketing, distribution, offer for sale, sale or other disposition of a LICENSED PRODUCT. For clarity, the LICENSED PATENTS include, without limitation, the ALLERGAN PATENTS, the LIGAND PATENTS and the VITAE RETINOID PATENTS.

1.32  “LICENSED PRODUCT” shall mean any pharmaceutical product (in any form, strength or package size) containing one or more LICENSED COMPOUNDS as an active ingredient.

1.33  “LIGAND AGREEMENT” shall have the meaning ascribed in the Recitals.

1.34  “LIGAND PATENTS” shall mean those patents and patent applications licensed to ALLERGAN pursuant to the LIGAND AGREEMENT and sublicensed to VITAE pursuant to the ALLERGAN AGREEMENT. A list of the LIGAND PATENTS is provided in Exhibit B-2 of the ALLERGAN AGREEMENT.

1.35  “LOW ROYALTY PRODUCT” shall have the meaning set forth in section 5.1(b) of the ALLERGAN AGREEMENT.

1.36  “NDA” shall mean a New Drug Application filed with the FDA, or the equivalent community application filed in the European Union, or the equivalent application filed as a national application.

1.37  “NDA ACCEPTANCE” shall mean the earlier of (i) receipt by QUEST of written notice of acceptance from the FDA of an NDA filed by or on behalf of QUEST under this AGREEMENT necessary for commercialization of LICENSED PRODUCT in the USA, or (ii) sixty (60) days following filing of such NDA with the FDA, assuming QUEST has not received a “Notice of Refusal to File” from the FDA with respect to such NDA.

1.38  “NET SALES” shall mean the total consideration, including the gross amount invoiced or received from THIRD PARTIES by QUEST, its AFFILIATES and its permitted sublicensees for all LICENSED PRODUCTS (including any COMBINATION PRODUCTS) sold, after deduction for the following items (i) trade, quantity and cash discounts or rebates actually allowed, paid or taken; (ii) credits, rebates, charge-back rebates, reimbursements or similar payments actually granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, governmental agencies and other institutions; (iii) credits or allowances actually granted or given for rejection or return of such LICENSED PRODUCT previously sold; (iv) any tax, tariff, duty or other governmental charge (other than an income tax) levied on the sale, transportation or delivery of LICENSED PRODUCT and actually borne by QUEST; (v) payments or rebates actually paid in connection with state or federal Medicare, Medicaid or similar programs; and (vi) any charge for freight or insurance actually borne by QUEST to the extent included in the gross amount invoiced. All such NET SALES shall be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). NET SALES shall include the fair market value of all consideration received by QUEST, its AFFILIATES and its permitted sublicensees, whether such consideration is in the form of cash, barter or counter-trade.

1.39  “PHASE II CLINICAL TRIAL” shall mean those tests and studies (as more fully defined in 21 CFR § 312.21(b)) of a LICENSED PRODUCT that the FDA requires to be performed on a sufficient number of patients to generate sufficient data to establish the safety, dose ranging and biological activity of that LICENSED PRODUCT for its intended use and to permit commencement of a PHASE III CLINICAL TRIAL.

1.40  “PHASE III CLINICAL TRIAL” shall mean those tests and studies (as more fully defined in 21 CFR § 312.21(c)) of a LICENSED PRODUCT that the FDA requires to be performed on sufficient numbers of patients designed to establish the safety and efficacy of such LICENSED PRODUCT for obtaining REGULATORY APPROVAL with the desired claims and for the desired indications.

1.41  “PRIMARY INDICATIONS” shall mean [* * *].

1.42  “PRIVATE PLACEMENT” shall have the meaning ascribed in Section 4.03.

1.43  “PRODUCT COMPONENT” shall mean one or more products that (i) are not themselves a LICENSED PRODUCT; (ii) when combined with a LICENSED PRODUCT, the market value of such combined product is materially higher than the market value for such LICENSED PRODUCT (if sold separately) as a result of such combined product containing or using such PRODUCT COMPONENT; and (iii) is a separate functional device or active ingredient. For clarity, the term “PRODUCT COMPONENT” shall not include excipients, buffers or other similar substances that are typically formulated with the drug product contained in the LICENSED PRODUCT to form the final product for sale, nor standard, off-the-shelf components to delivery devices such as syringes, but may include specialized drug delivery devices, other active drug substances or other proprietary materials intended to deliver the drug contained in the LICENSED PRODUCT.

1.44  “PRODUCT TRADEMARKS” shall mean any word, phrase, slogan, design, symbol or product packaging used or intended to be used to identify a LICENSED PRODUCT or distinguish them from competitive or related products, including any registered trademark, common law trademark, trademark application (whether a use application or an intent-to-use application) and trade dress.

1.45  “QUEST KNOW-HOW” shall mean all present and future technical information and know-how which relates to a LICENSED PRODUCT which is or becomes owned by QUEST, or to which QUEST otherwise has, now or in the future, the right to grant licenses and shall include, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay, control, formulation and manufacturing data and any other information relating to a LICENSED PRODUCT and useful for the development, manufacture, and commercialization of a LICENSED PRODUCT.

1.46  “QUEST PATENTS” shall mean all patents and patent applications which are or become owned by QUEST, or to which QUEST otherwise has, now or in the future during the term of this AGREEMENT, the right to grant licenses, which generically or specifically claim a LICENSED PRODUCT, a process for manufacturing LICENSED PRODUCT, an intermediate used in such process, a process for manufacturing such an intermediate, a use of LICENSED PRODUCT, a method of using LICENSED PRODUCT, or a composition or formulation comprising LICENSED PRODUCT (including any COMBINATION PRODUCTS). Included within the definition of QUEST PATENTS are all continuations, continuations-in-part, divisions, patents of addition, patents of importation, reissues, pipeline cases, registrations, revalidations, renewals and extensions thereof, all SPCs, all utility models, and all rights equivalent or similar to any of the foregoing, including all such rights applied for after the EFFECTIVE DATE. Also included within the definition of QUEST PATENTS are any patents or patent applications which generically or specifically claim any improvements of LICENSED PRODUCT (e.g., improvements related to the essential technical features of LICENSED PRODUCT, including essential chemical structural features, an intermediate, a use of LICENSED PRODUCT, a method of using LICENSED PRODUCT, or a composition or formulation comprising LICENSED PRODUCT), intermediates or manufacturing processes required or useful for production of LICENSED PRODUCT, uses of LICENSED PRODUCT, methods of using LICENSED PRODUCT, or compositions or formulations comprising LICENSED PRODUCT (including any COMBINATION PRODUCTS) which are developed by QUEST, or which QUEST otherwise has the right to grant licenses, now or in the future, during the term of this AGREEMENT.

1.47  “REGULATORY APPROVAL” shall mean all approvals, licenses, registrations or authorizations of any country, federal, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a LICENSED PRODUCT in a given jurisdiction.

1.48  “SPC” shall mean a right based upon a LICENSED PATENT or QUEST PATENT (depending upon context) to exclude others from making, using or selling LICENSED PRODUCTS, such as a Supplementary Protection Certificate.

1.49  “TERRITORY” shall mean all the countries and territories of the world.

1.50  “THIRD PARTY” shall mean any party other than the EXISTING LICENSORS, QUEST, VITAE and their respective AFFILIATES.

1.51  “TRANSFERRED COMPOUNDS” shall have the meaning ascribed in Article 1 of the ALLERGAN AGREEMENT.

1.52  “USA” shall mean the United States of America, including all of its territories and possessions.

1.53  “VALID CLAIM” shall mean any claim issued in an unexpired patent (or pending in an unabandoned patent application if such claim has not been pending for more than seven (7) years and QUEST has diligently prosecuted such claim with the objective of obtaining prompt allowance of such claim) which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer.

1.54  “VITAE RETINOID PATENTS” shall mean the patent applications owned directly by VITAE that COVER methods of using certain ALLERGAN COMPOUNDS, as listed in Appendix C.

1.55  “VITAE SHARES” shall have the meaning ascribed in Section 4.03.

2.  GRANT

2.01  VITAE hereby grants to QUEST an exclusive (even as to VITAE) license, with the right to grant sublicenses, under LICENSED PATENTS and LICENSED KNOW-HOW to conduct research in the FIELD, develop, make, have made, use, sell, offer for sale, and import LICENSED PRODUCT, in the TERRITORY, in the FIELD, subject to the terms and conditions of this AGREEMENT and subject to any retained rights by the EXISTING LICENSORS pursuant to the ALLERGAN AGREEMENT and the LIGAND AGREEMENT. VITAE shall also grant to QUEST a non-exclusive, royalty free license to any patents (other than LICENSED PATENTS) COVERING a LICENSED PRODUCT where such patent was filed by and is owned by VITAE or its AFFILIATE (other than an entity which became an AFFILIATE through a CHANGE IN CONTROL of VITAE) and where such license is necessary for DEVELOPMENT or commercialization of such LICENSED PRODUCT in the jurisdiction in which such patent was granted (hereinafter, referred to as a “DEBLOCKING LICENSE”). VITAE or its acquirer or successor-in-interest in a merger shall not be required to grant to QUEST a DEBLOCKING LICENSE where the patent-at-issue was owned by the acquirer or merger partner prior to the acquisition or merger.

2.02  Limitations on VITAE. [* * *].

2.03  QUEST may grant sublicenses under the LICENSED PATENTS and LICENSED KNOW-HOW to its AFFILIATES and THIRD PARTIES (including, without limitation, the right of those AFFILIATES and THIRD PARTIES to grant further sublicenses); provided, that any such sublicense shall be subject to and consistent in all material respects with the material terms and provisions of this AGREEMENT. Within ten (10) days of the effective date of each sublicense granted by QUEST or its AFFILIATES, QUEST shall provide VITAE with a copy of such sublicense, with redactions for provisions that do not pertain to the licensed rights granted hereunder. Within ten (10) days of the effective date of each sublicense granted by VITAE’s or its AFFILIATES’ sublicenses to a further sublicensee, QUEST shall provide VITAE with notice of the identity of each further sublicensee, a summary of each such sublicense (such summary to include the scope and restrictions of the sublicensed rights, the term of the sublicensed rights, confirmation that the reporting, audit and indemnification obligations are consistent with the requirements of this AGREEMENT, evidence that the definition of net sales in such sublicense is consistent with the definition of NET SALES in this AGREEMENT. The performance or satisfaction of any obligation of QUEST under this AGREEMENT by any of its AFFILIATES or sublicensees shall be deemed performance or satisfaction of such obligation by QUEST. In no event, however, shall any such sublicense relieve QUEST of its obligations hereunder. In the event of any termination of this AGREEMENT, all sublicenses hereunder shall be assigned to VITAE, and VITAE agrees to accept such assignment; provided, such sublicense is not then in breach of its sublicense agreement and its sublicense agreement is consistent with the provisions hereof; and provided further, in the case where such sublicense would include obligations to be performed by VITAE, that the foregoing assignment shall be subject to VITAE’s consent, such consent not to be unreasonably withheld.

3.  TECHNOLOGY TRANSFER AND INVENTORIES

3.01  Within sixty (60) days after the EFFECTIVE DATE, VITAE shall transfer the LICENSED KNOW-HOW, including without limitation the LICENSED KNOW-HOW relating to the manufacture and DEVELOPMENT of [* * *], subject to QUEST’s reimbursement of VITAE’s documented, reasonable out-of-pocket expenses, including reasonable travel expenses, if any, necessary to accomplish the transfer. VITAE shall within ten (10) business days after the Effective Date, provide copies of all regulatory dossiers to QUEST.

3.02  As soon as is practicable, and in any event within thirty (30) days, after the EFFECTIVE DATE, VITAE shall transfer title to QUEST of all inventories and supplies in VITAE’s or its AFFILIATES’ possession, or in possession by THIRD PARTIES under VITAE’s or its AFFILIATES’ control, of LICENSED COMPOUNDS, intermediates used to manufacture LICENSED COMPOUNDS, and other materials useful for the DEVELOPMENT or manufacture of LICENSED PRODUCT (the “INVENTORY”), subject to QUEST’s payment obligation under Section 4.02. Appendix D lists VITAE’s inventory of drug substance and drug product for [* * *]. The information in Appendix D is believed to be accurate as of the EFFECTIVE DATE based on VITAE’s knowledge. However, QUEST acknowledges and agrees that the information may be inaccurate and there shall be no adjustment to the inventory payment (or any other payment) due to VITAE in the event that the information in Appendix D is later determined to be inaccurate.

3.03  Notwithstanding the above, QUEST acknowledges that the transfer of the compound library and certain electronic databases may take longer than sixty (60) days because of technical difficulties in segregating EXCLUDED COMPOUNDS from the compound library and the electronic databases. VITAE shall use its best efforts to transfer the compound library and the electronic databases promptly.

4.  PAYMENTS AND ROYALTIES

4.01  Upfront Payment. In consideration for the acquisition of license rights under LICENSED PATENTS and LICENSED KNOW-HOW granted to QUEST in this AGREEMENT, upon execution of this AGREEMENT, QUEST shall pay VITAE two million one hundred thousand dollars ($2,100,000). This payment shall be made by wire transfer to an account to be designated by VITAE.

4.02  Inventory Payment. Within thirty (30) days of transfer and delivery of the INVENTORY under Section 3.02, QUEST shall pay VITAE fifty thousand dollars ($50,000). QUEST also shall bear, or reimburse VITAE, as the case may be, the reasonable cost of shipping and handling relating to transfer of the INVENTORY. This payment shall be made promptly by wire transfer to an account to be designated by VITAE.

4.03  Equity Milestone Payment. QUEST shall issue to VITAE six million six hundred fifty thousand six hundred fifty-two (6,650,652) shares of common stock of QUEST (the “VITAE SHARES”) upon the first to occur of the following milestone events:[ * * *]. The number of shares of QUEST common stock issued to VITAE shall equal 5.66% of the shares of QUEST common stock outstanding as of the EFFECTIVE DATE as determined on a fully diluted basis (counting the VITAE SHARES as outstanding shares. QUEST represents and warrants that the capitalization table provided by QUEST to VITAE are complete and accurate as of the EFFECTIVE DATE, and agrees that if there are any errors in QUEST’s favor, then QUEST shall issue additional sufficient shares to VITAE to result in VITAE receiving 5.66% of the shares of QUEST common stock outstanding as of the EFFECTIVE DATE. In the event that at any time after the EFFECTIVE DATE until the issuance of the VITAE SHARES, the number of shares of QUEST common stock outstanding on a fully diluted basis is increased, whether by way of a stock split, stock dividend or otherwise, the number of VITAE SHARES to be issued upon achievement of the above milestone shall be adjusted upward proportionately. VITAE shall have the same benefits and obligations with respect to the VITAE SHARES as the FOUNDING SHAREHOLDERS (as hereinafter defined),including [* * *]. “FOUNDING SHAREHOLDERS” means Santa Monica Capital Partners II, LLC, Parkash Gill, Ph.D., and the other shareholders of QUEST as of the EFFECTIVE DATE. For clarity, the FOUNDING SHAREHOLDERS include all of the persons and entities listed as investors in the “First Funding” on the Form 8-K filed by QUEST on April 27, 2007. For further clarity, the FOUNDING SHAREHOLDERS do not include the investors in the PRIVATE PLACEMENT. For further clarity, only one equity milestone payment shall be payable to VITAE, and the milestone payment shall be triggered whether the LICENSED PRODUCT involved is a single agent product or as a COMBINATION PRODUCT that incorporates one of the above-identified LICENSED COMPOUNDS. QUEST shall use commercially reasonable efforts to achieve at least one of the above milestones. Upon issuance to VITAE of QUEST common stock pursuant to this Section 4.03, and as a condition thereto, VITAE shall execute and deliver to QUEST an appropriate form investment representation letter with respect to such common stock.

4.04  Royalties. In further consideration for the license under LICENSED PATENTS and LICENSED KNOW-HOW granted to QUEST under this AGREEMENT, QUEST shall pay VITAE a royalty in accordance with the following schedule based on annual NET SALES:

LICENSED COMPOUND	ROYALTY RATE
[* * *]	[* * *]%
[* * *]	[* * *]%
[* * *]	[* * *]%
Other	See below.

(a)  [* * *]

(b)  If a LICENSED PRODUCT contains more than one LICENSED COMPOUND, then the higher royalty rate shall apply.

(c)  If VITAE or QUEST is able to negotiate a lower royalty rate with the EXISTING LICENSORS, VITAE and QUEST shall share equally in the benefit of such reduction, except if QUEST must provide monetary consideration (e.g., cash, equity in QUEST or other consideration) to the EXISTING LICENSORS and VITAE does not contribute equally to the consideration provided. For example, [* * *].

(d)  [* * *]

(e)  QUEST will make royalty payments based on NET SALES, on a country-by-country basis, from the date of the FIRST COMMERCIAL SALE in such country until the later of (i) the expiry of the last-to-expire LICENSED PATENT which has at least one VALID CLAIM COVERING the LICENSED PRODUCT in such country (including the term of any applicable SPC covering such LICENSED PRODUCT), and (ii) [* * *] from the date of FIRST COMMERCIAL SALE in such country.

(f)  Reduction for Generic Competition. The royalty payment due to VITAE for sales of a particular LICENSED PRODUCT in a particular country shall be reduced by [* * *] during any calendar quarter in which such LICENSED PRODUCT faces GENERIC COMPETITION. GENERIC COMPETITION shall be deemed to exist in a particular country in the TERRITORY during a given calendar quarter with respect to a particular LICENSED PRODUCT if during such calendar quarter, one or more GENERIC PRODUCTS were sold commercially in such country, and the GENERIC PRODUCTS in the aggregate have a market share of [* * *] or more in that country (as measured by gross sales revenue based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably agreed upon by VITAE and QUEST). If no data is commercially available, then the parties shall agree upon a methodology for estimating the percentage market share of GENERIC PRODUCTS in such country.

(g)  For clarity, royalties shall be due during any extended or adjusted term of a LICENSED PATENT or during the term of any applicable SPC. Even if there is no LICENSED PATENT in a given country, royalties shall be due for sales in such country for ten (10) years from the date of FIRST COMMERCIAL SALE.

(h)  All royalty payments shall be made on a quarterly basis within thirty (30) days after the end of each calendar quarter.

4.05  Sublicense Revenue. QUEST shall pay VITAE as provided below a portion of all non-royalty sublicense income received from a THIRD PARTY relating to any of the three lead LICENSED COMPOUNDS, [* * *], except for payments directly related to research and development cost reimbursement. Specifically, if QUEST enters into a license agreement or other partnering arrangement with a THIRD PARTY prior to [* * *] for the LICENSED COMPOUND that is the subject of the licensing agreement or partnering arrangement, then QUEST shall pay VITAE [* * *] of all non-royalty income. If QUEST enters into a license agreement or other partnering arrangement with a THIRD PARTY after [* * *] for the LICENSED COMPOUND that is the subject of the licensing agreement or partnering arrangement, then QUEST shall pay VITAE [* * *] of all non-royalty income. For clarity, VITAE, and not QUEST, shall be solely and fully liable for any payments that may be due to ALLERGAN pursuant to section 5.3 (Sublicense Up-Front Consideration) of the ALLERGAN AGREEMENT relating to Sublicense Revenue (as that term is defined in the ALLERGAN AGREEMENT) payments. VITAE agrees to indemnify, defend and hold harmless QUEST with respect to all such payments pursuant to section 5.3 of the ALLERGAN AGREEMENT.

4.06  Third Party License Payments. QUEST shall be responsible for all royalties and milestone payments to EXISTING LICENSORS, as well as for any THIRD PARTY license payments that may be required, arising for periods after the EFFECTIVE DATE. For clarity, VITAE shall be responsible for any license payments to EXISTING LICENSORS and THIRD PARTIES accrued or owing for any period ending on or prior to the EFFECTIVE DATE, and VITAE shall have no responsibility or liability for any such license payments arising for periods after the EFFECTIVE DATE.

4.07  Late Payments. Any unexcused late payments by QUEST to VITAE hereunder shall accrue interest at an annual interest rate equal to the average prime rate (as reported in The Wall Street Journal or other reliable source) from the date the payment was originally due until the actual date that the payment was received and credited to VITAE’s account.

4.08  Bundled Products. In the event that a LICENSED PRODUCT is sold as part of a bundle of products and/or services, QUEST may discount the bona fide list price of a LICENSED PRODUCT by no more than the average percentage discount of all products and services in a particular bundle. QUEST shall not use a LICENSED PRODUCT as a “loss leader.” If QUEST cannot establish the average discount of a bundle (e.g., because certain products or services included within the bundle are not sold separately), then NET SALES for the LICENSED PRODUCT included within the bundle shall be based on the undiscounted list price of the LICENSED PRODUCT in the bundle. If no bona fide list price exists for a LICENSED PRODUCT that is part of the bundle (e.g., because such LICENSED PRODUCT is not sold separately), then the parties shall negotiate in good faith to establish an imputed list price for such LICENSED PRODUCT, and NET SALES shall be calculated based on such imputed list price.

4.09  Combination Products. NET SALES of LICENSED PRODUCTS formulated in combination with one or more additional therapeutically active ingredients shall be included in the calculation of royalties and milestone payments based on NET SALES of LICENSED PRODUCTS. The parties shall agree upon a formula for allocating the portion of NET SALES of COMBINATION PRODUCT attributable to the LICENSED PRODUCT component of the COMBINATION PRODUCT. If the parties are unable to agree upon a formula, then the following formula shall apply:

(a)  If the LICENSED PRODUCT and the other PRODUCT COMPONENT both have bona fide commercial sales on a stand-alone basis, then the following shall apply: NET SALES of LICENSED PRODUCT sold as part of the COMBINATION PRODUCT shall be equal to the NET SALES of the COMBINATION PRODUCT multiplied by the formula, A/(A+B), where “A” is the median selling price of the LICENSED PRODUCT over the previous calendar quarter, and “B” is the median selling price of the other PRODUCT COMPONENT over the previous calendar quarter.

(b)  If the LICENSED PRODUCT has bona fide commercial sales on a stand-alone basis but the other PRODUCT COMPONENT does not, then the following shall apply: NET SALES of LICENSED PRODUCT sold as part of the COMBINATION PRODUCT shall be equal to the NET SALES of the COMBINATION PRODUCT multiplied by the formula, A/C, where “A” is the median selling price of the LICENSED PRODUCT over the previous calendar quarter, and “C” is the median selling price of the COMBINATION PRODUCT over the previous calendar quarter.

(c)  If the other PRODUCT COMPONENT has bona fide commercial sales on a stand-alone basis but the LICENSED PRODUCT does not, then the following shall apply: NET SALES of LICENSED PRODUCT sold as part of the COMBINATION PRODUCT shall be equal to the NET SALES of the COMBINATION PRODUCT multiplied by the formula, 1-(B/C), where “B” is the median selling price of the other PRODUCT COMPONENT over the previous calendar quarter, and “C” is the median selling price of the COMBINATION PRODUCT over the previous calendar quarter, provided that B is less than C.

(d)  If the other PRODUCT COMPONENT in the COMBINATION PRODUCT is available as a generic product and as a branded product, the median selling price of the version of the PRODUCT COMPONENT actually used in the COMBINATION PRODUCT, be it generic or branded, shall be used in the calculation outlined above.

5.  DEVELOPMENT AND COMMERCIALIZATION

5.01  Sole Responsibility. As of the EFFECTIVE DATE, QUEST shall have full control, authority and responsibility for research, DEVELOPMENT, registration and commercialization of LICENSED PRODUCTS in the TERRITORY, including preclinical work (e.g., safety assessment, chemical, or pharmaceutical development work on the final formulation), all clinical studies, and all regulatory filings, and all such activity shall be undertaken at QUEST’s sole expense. QUEST shall be solely responsible for developing LICENSED PRODUCTS.

5.02  Notice and Information. QUEST shall keep VITAE, at VITAE’s request, reasonably informed of the progress of QUEST’s efforts to develop and commercialize the LICENSED PRODUCTS in the TERRITORY; QUEST shall notify VITAE of all significant developments in writing as soon as reasonably practicable. For example, QUEST will so notify VITAE in the event that QUEST decides that a recall, field alert, product withdrawal or field correction is necessary due to any defect in any LICENSED PRODUCT.

5.03  Certain QUEST Covenants. QUEST shall give due consideration to VITAE’s input, if any, on DEVELOPMENT and commercialization issues; however, all DEVELOPMENT and commercialization matters shall be determined exclusively by QUEST, in its sole discretion, as provided in Section 5.01. Notwithstanding the above, QUEST agrees not to take any action (without VITAE’s express written agreement) that will result (i) in a breach of VITAE’s obligations under the ALLERGAN AGREEMENT or the LIGAND AGREEMENT; (ii) in a waiver of VITAE’s material rights under the ALLERGAN AGREEMENT or LIGAND AGREEMENT; or (iii) in VITAE incurring any material expenses or other obligations that it would otherwise not have incurred. For clarity, QUEST has no authority to amend this AGREEMENT unilaterally or to waive any rights on behalf of VITAE under this AGREEMENT.

5.04  Certain VITAE Covenants.

(a)  VITAE shall promptly notify QUEST if it becomes reasonably likely that VITAE will be or become in material breach of the ALLERGAN AGREEMENT. QUEST acknowledges that VITAE has no obligation to develop or commercialize [* * *] or any other TRANSFERRED COMPOUND, and QUEST has no expectation that VITAE will do so.

(b)  VITAE agrees that it and its AFFILIATES shall not agree to amend the ALLERGAN AGREEMENT or the LIGAND AGREEMENT in any way that would adversely affect QUEST’s rights under the ALLERGAN AGREEMENT and the LIGAND AGREEMENT as they relate to the LICENSED COMPOUNDS. For clarity, VITAE has no authority to amend this AGREEMENT unilaterally or waive or modify any rights or obligations on behalf of QUEST under this AGREEMENT, or under the ALLERGAN AGREEMENT or the LIGAND AGREEMENT as they relate to the LICENSED COMPOUNDS.

5.05  Regulatory Activities. Subject to, and in accordance with, the terms and conditions of this AGREEMENT, and all requirements of applicable laws, rules, and regulations, QUEST shall be solely responsible, at its sole cost, for filing and obtaining REGULATORY APPROVALS for the LICENSED PRODUCTS in the TERRITORY.

5.06  Diligence. QUEST shall use COMMERCIALLY REASONABLE EFFORTS (i) to develop and commercialize a LICENSED PRODUCT; (ii) to obtain REGULATORY APPROVALS for LICENSED PRODUCTS; and (iii) to market, promote, sell and distribute a LICENSED PRODUCT. For avoidance of doubt, QUEST shall use COMMERCIALLY REASONABLE EFFORTS to comply with all diligence requirements in the ALLERGAN AGREEMENT. QUEST may sublicense or subcontract the marketing or co-marketing of LICENSED PRODUCTS.

5.07  Direct License Agreement. VITAE and QUEST contemplate that QUEST may enter into a licensing agreement directly with ALLERGAN relating to the LICENSED COMPOUNDS which would replace and supersede this Agreement as it relates to the EXISTING LICENSORS. VITAE agrees to cooperate with QUEST in connection with the negotiation and preparation of any such licensing agreement. In the event QUEST and ALLERGAN enter into such a licensing agreement, VITAE and QUEST shall enter into an appropriate amendment, or amendment and restatement, of this AGREEMENT. If the parties enter into an amendment, assignment or any other new licensing arrangement, VITAE shall retain all financial and other benefits due under this AGREEMENT (e.g., upfront payment, equity milestone payment, inventory payment, royalties). In addition, if ALLERGAN terminates the ALLERGAN AGREEMENT with respect to VITAE (but not with respect to QUEST), VITAE shall also retain all payments received under this AGREEMENT and shall continue to be entitled to any and all payments due under this AGREEMENT.

6.  MANUFACTURING AND SUPPLY

6.01  Clinical and Pre-Clinical Supply. On or after the EFFECTIVE DATE, QUEST shall be solely responsible, at its sole expense, for manufacturing drug substance and drug product for any pre-clinical studies/tests or for any clinical trials for any LICENSED PRODUCT. QUEST may sublicense or subcontract the preclinical or clinical supplies for any LICENSED PRODUCT as permitted under, and in accordance with, Section 2.03.

6.02  Commercial Supply. QUEST shall be solely responsible, at its sole expense, for commercial manufacture of all LICENSED PRODUCTS. QUEST may sublicense or subcontract the commercial manufacture of LICENSED PRODUCTS as permitted under, and in accordance with, Section 2.03.

7.  CONFIDENTIALITY

7.01  Confidential Information. Except to the extent expressly authorized by this AGREEMENT or otherwise agreed to in writing by the parties, the parties agree that, during the term of this AGREEMENT and for five (5) years thereafter, the receiving party shall not (i) publish or otherwise disclose to THIRD PARTIES, or (ii) use for any purpose other than as provided or contemplated in this AGREEMENT any confidential information received from the other party or otherwise developed by either party in the performance of activities in furtherance of this AGREEMENT. This confidentiality obligation shall not apply to such information that the receiving party can demonstrate by competent proof that such information: (i) was already rightfully known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party; (ii) was generally available to the public at the time of its disclosure to the receiving party; (iii) became generally available to the public other than through any act or omission of the receiving party; (iv) was independently developed by the receiving party without the aid or use of any confidential information from the disclosing party; or (v) was disclosed to the receiving party by a THIRD PARTY who was not under an obligation not to disclose such information.

7.02  Authorized Disclosures. Notwithstanding the above, (1) QUEST may use LICENSED COMPOUNDS or LICENSED KNOW-HOW as provided and contemplated in this AGREEMENT and may disclose confidential information of VITAE or its AFFILIATES to the extent that such disclosure is reasonably necessary for: (i) manufacture or DEVELOPMENT of LICENSED PRODUCTS; (ii) filing or prosecuting patent applications relating to the LICENSED COMPOUNDS or their use; (iii) regulatory filings relating to the LICENSED COMPOUNDS; (iv) prosecuting or defending litigation relating to the LICENSED COMPOUNDS or this AGREEMENT; or (v) conducting preclinical or clinical trials of the LICENSED COMPOUNDS; and (2) each party may disclose confidential information of the other party to the extent such disclosure is reasonably necessary for (i) complying with applicable laws, rules or other governmental regulations or orders of any court or other governmental authority; or (ii) disclosure to AFFILIATES, sublicensees, employees, consultants, agents, investors or potential investors or merger partners, provided, however, that such AFFILIATE, sublicensee, employee, consultant, agent, investor or potential investor or merger partner has undertaken a similar obligation of confidentiality with respect to the confidential information as those undertaken by the parties hereunder. In the event that a party is required to make a disclosure of the other party’s confidential information pursuant to Subsection (2)(i), the receiving party shall, except where impracticable, give reasonable advance notice to the disclosing party of such required disclosure and use reasonable efforts to secure confidential treatment of such information.

7.03  Press Release; Publicity. The parties shall agree upon a joint press release, which shall be issued after execution of this AGREEMENT.

7.04  Publications. Except as provided in Section 7.03, VITAE may not issue any press release or submit any publication or make any presentation that includes data or other information relating to LICENSED COMPOUNDS, LICENSED KNOW-HOW or LICENSED PRODUCTS without first obtaining the prior written consent of QUEST. The contribution, if any, of each party shall be acknowledged in all publications and presentations by either party.

8.  PATENT PROSECUTION AND LITIGATION

8.01  Ownership. QUEST shall have and retain sole and exclusive title to all inventions, discoveries and know-how which are made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority in the course of or as a result of this AGREEMENT. Each party shall own a fifty percent (50%) undivided interest in all such inventions, discoveries and know-how made, conceived, reduced to practice or generated jointly by employees, agents, or other persons acting under the authority of both parties in the course of as a result of this AGREEMENT. The parties acknowledge and agree that as of the EFFECTIVE DATE, the parties have no intention of entering into a joint research collaboration; and neither party is required to enter into such a collaboration or to contribute any efforts to any joint research. Any such joint collaboration shall be undertaken, if at all, only pursuant to a written collaboration agreement signed by the parties.

8.02  Prosecution and Maintenance. During the term of this AGREEMENT, QUEST shall comply with Section 7.1 of the ALLERGAN AGREEMENT as it relates to the LICENSED PATENTS, including the ALLERGAN PATENTS and the VITAE RETINOID PATENTS, at QUEST’s sole expense. Subject to the rights of the EXISTING LICENSORS pursuant to the ALLERGAN AGREEMENT and LIGAND AGREEMENT to assume responsibility for any LICENSED PATENT which QUEST intends to abandon, VITAE shall have the right, but not the obligation, to assume responsibility for and/or take assignment of any LICENSED PATENT which QUEST intends to abandon or otherwise cause or allow to be forfeited. QUEST shall give VITAE at least sixty (60) days written notice prior to abandonment or other forfeiture of any PATENT or any part of a PATENT so as to permit VITAE to exercise its rights under this section. In addition, QUEST shall provide notice to ALLERGAN and any other co-owners of the LICENSED PATENT to be abandoned in the form and manner necessary to satisfy any legal obligations to such parties.

8.03  Litigation.

(a)  In the event of the institution of any suit by a THIRD PARTY against VITAE, QUEST or its sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of LICENSED PRODUCT anywhere in the TERRITORY, the party sued shall promptly notify the other party in writing. QUEST shall have the right, but not the obligation, to defend such suit at its own expense. If QUEST chooses not to exercise its right to defend such suit, then VITAE shall have the right, but not the obligation, to defend such suit at its own expense. VITAE and QUEST shall assist one another and cooperate in any such litigation at the other’s request without expense to the requesting party.

(b)  In the event that VITAE or QUEST becomes aware of actual or threatened infringement of a LICENSED PATENT anywhere in the TERRITORY, that party shall promptly notify the other party in writing. Subject to the rights of the EXISTING LICENSORS pursuant to the ALLERGAN AGREEMENT and LIGAND AGREEMENT, QUEST shall have the right, but not the obligation, to bring, at its own expense, an infringement action against any THIRD PARTY. If QUEST does not commence a particular infringement action within ninety (90) days of receipt of the notice of infringement, then VITAE, after notifying QUEST in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof subject to Section 8.03(e). In any event, VITAE and QUEST shall assist one another and cooperate in any such litigation at the other’s request without expense to the requesting party.

(c)  In any action brought pursuant to this Section 8.03, the party bringing the action shall indemnify the other party, its officers, directors, shareholders, employees, agents, successors and assigns from any loss, damage or liability, including for reasonable attorney’s fees and costs, which may result from claims, counterclaims or cross-claims asserted by a defendant, except to the extent that such losses, damages or liabilities result from the negligence or willful misconduct of the other party.

(d)  Subject to the rights of the EXISTING LICENSORS pursuant to the ALLERGAN AGREEMENT and LIGAND AGREEMENT, VITAE and QUEST shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount shall be treated as NET SALES for purposes of the royalty provisions of this Agreement.

(e)  The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning LICENSED PRODUCT, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a party pursuant to this Article 8 may be entered into without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party’s rights under this AGREEMENT.

8.04  Patent Term Extension. QUEST, in its sole discretion, may seek extensions of the terms of LICENSED PATENTS at QUEST’s sole expense. If QUEST chooses not to seek a patent term extension where such an extension would likely have been granted, then QUEST’s royalty obligations to VITAE shall continue as if the term of such LICENSED PATENT had been extended.

8.05  Supplementary Protection Certificates. QUEST, in its sole discretion, may seek to obtain, and maintain until expiry, any SPCs based on the LICENSED PATENTS at QUEST’s sole expense. If QUEST chooses not to seek an SPC where such SPC likely would have been granted, then QUEST’s royalty obligations to VITAE shall continue as if the term of such LICENSED PATENT had been extended.

9.  TRADEMARKS

9.01  QUEST shall be solely responsible, at its sole expense, for the selection of all PRODUCT TRADEMARKS used in connection with the marketing or promotion of a LICENSED PRODUCT in the TERRITORY, and shall own and control such PRODUCT TRADEMARKS. QUEST shall be responsible for registration and maintenance of all such PRODUCT TRADEMARKS.

9.02  QUEST, at its sole expense, shall be responsible for the selection and registration of non-proprietary names for any LICENSED PRODUCT throughout the TERRITORY.

10.  RECORDS AND REPORTING

10.01  Records. QUEST shall keep, and require its AFFILIATES and sublicensees to keep complete and accurate records of all sales of LICENSED PRODUCTS under the licenses granted herein. VITAE shall have the right, at VITAE’s expense, through a certified public accountant or like person reasonably acceptable to QUEST, to examine such records during regular business hours during the life of this AGREEMENT and for [* * *] after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding [* * *]. In the event such audit reveals an underpayment of the amount actually due, QUEST shall promptly remit the amount of any underpayment to VITAE. In the event such audit reveals an underpayment of [* * *] or more of the amount actually due, or [* * *], whichever is greater, QUEST shall reimburse VITAE’s reasonable audit expenses and shall also promptly remit interest on such underpayment, such interest to be calculated beginning upon the first day following the end of the time period within which such payment was due, calculated at the average annual prime rate (in the USA) as reported by The Wall Street Journal for the applicable time period.

10.02  Accounting. Within thirty (30) days after the end of each calendar quarter, QUEST shall provide a true accounting of all LICENSED PRODUCTS sold by QUEST, its AFFILIATES and its sublicensees during such quarter in the TERRITORY, and QUEST shall, at the same time pay, any royalties due for such quarter. Such accounting shall show total invoiced and net sales on a country-by-country and product-by-product basis.

10.03  Taxes. Any tax, duty or other levy paid or required to be withheld by QUEST on account of royalties or other payments payable to VITAE under this AGREEMENT shall be deducted from the amount of royalties or payments otherwise due, provided that QUEST shall make such deductions only to the minimum extent required by the relevant jurisdiction. QUEST shall secure and send to VITAE proof of any such taxes, duties or other levies withheld and paid by QUEST or its sublicensees for the benefit of VITAE

10.04  Payment in U.S. Dollars; Blocked Currency. All royalties and milestone payments due under this AGREEMENT shall be payable in U.S. Dollars by bank wire transfer in immediately available funds to such bank account(s) as VITAE shall designate. QUEST shall notify VITAE as to the date and amount of any such wire transfer at least two (2) business days prior to such transfer. Except as otherwise set forth herein, all payments due hereunder shall be paid within thirty (30) days following receipt of VITAE’s invoice. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of QUEST to pay royalties on sales in that country shall be suspended until such remittances are possible. VITAE shall have the right, upon giving written notice to QUEST, to receive payment in that country in local currency.

10.05  Foreign Exchange Conversion. Monetary conversion from the currency of a foreign country in which LICENSED PRODUCT is sold into U.S. Dollars shall be calculated at the actual average rates of exchange for the quarterly period to which such royalty payment relates as used by QUEST in producing its quarterly accounts.

10.06  Other Reports. QUEST shall satisfy all reporting obligations of VITAE required by the ALLERGAN AGREEMENT and the LIGAND AGREEMENT as they relate to LICENSED PRODUCTS, including providing semi-annual progress reports in accordance with Section 3.5(b) of the ALLERGAN AGREEMENT.

11.  TERM AND TERMINATION

11.01  Term. Unless otherwise terminated earlier, this AGREEMENT shall expire upon the expiration of QUEST’s royalty obligations under this AGREEMENT in all countries of the TERRITORY.

11.02  Material Breach. If either party fails to perform any covenants or provisions of this AGREEMENT and if such default is not corrected within sixty (60) days after receiving written notice from the other party with respect to such default, such other party shall have the right to terminate this AGREEMENT by giving written notice to the party in default.

11.03  Bankruptcy/Insolvency. Either party may terminate this AGREEMENT if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors. All rights and licenses granted under or pursuant to this AGREEMENT by VITAE to QUEST are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar international laws, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code or such international laws. VITAE agrees that, notwithstanding the bankruptcy of VITAE, QUEST, as a licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and other similar international laws. VITAE further agrees that, in the event of the commencement of a bankruptcy proceeding by or against VITAE under the U.S. Bankruptcy Code, QUEST shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in Licensee’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless VITAE elects to continue to perform all of its obligations under this AGREEMENT, or (ii) if not delivered under (i) above, upon the rejection of this AGREEMENT by or on behalf of VITAE upon written request therefore by QUEST.

11.04  Termination by QUEST.

(a)  QUEST may terminate this AGREEMENT by giving VITAE at least thirty (30) days written notice thereof upon the earlier to occur of the following events: (i) the date two (2) years after the EFFECTIVE DATE; or (ii) QUEST’s reasonable determination that preclinical or clinical trials of all three lead LICENSED COMPOUNDS, [* * *], fail to meet the study objectives or indicate that such LICENSED COMPOUNDS are not safe or effective. If the parties do not agree as to whether the clinical and preclinical trials of all three lead LICENSED COMPOUNDS fail to meet study objectives or indicate that such LICENSED COMPOUNDS are not safe or effective, then such dispute shall be resolved in accordance with Section 13.03.

(b)  Other than as provided in this Article, QUEST shall not have the right to terminate this AGREEMENT unilaterally. For clarity, QUEST may not unilaterally terminate this AGREEMENT within two years of the EFFECTIVE DATE, except pursuant to Sections 11.02 and 11.03.

11.05  Termination by VITAE.

(a)  QUEST shall undertake to raise at least twenty million dollars ($20,000,000) in financing through the PRIVATE PLACEMENT for purposes of funding QUEST’s initial business and operations, including the DEVELOPMENT of the LICENSED COMPOUNDS. If QUEST fails to complete the PRIVATE PLACEMENT and raise such amount on or before May 31, 2007, VITAE shall have the right to terminate this AGREEMENT by returning all sums received from QUEST except that it may retain [* * *], representing liquidated damages for the costs incurred by VITAE during negotiation of this AGREEMENT, including patent prosecution and maintenance costs.

(b)  Upon such termination, QUEST shall return all know-how, INVENTORY, and any other assets assigned or transferred to QUEST by VITAE in connection with this AGREEMENT.

11.06  Consequences of Termination.

(a)  Upon termination of this AGREEMENT, VITAE shall have the right to retain any sums already paid by QUEST hereunder (except as specified in Section 11.05(a)), and QUEST shall pay all sums accrued hereunder which are then due.

(b)  Upon termination of this AGREEMENT, all licenses granted to QUEST hereunder shall automatically terminate; provided, however, that, except as provided in Section 2.03, no termination of this AGREEMENT shall affect the rights of QUEST’s AFFILIATES and sublicensees (or their sublicensees) under any sublicense agreement previously entered into in accordance with this AGREEMENT.

(c)  Upon termination of this AGREEMENT other than if QUEST terminates this AGREEMENT because of VITAE’s uncured breach of a material provision pursuant to Section 11.02, VITAE shall automatically be granted, and hereby is granted, an exclusive license, with the right to grant sublicense, under the QUEST PATENTS and QUEST KNOW-HOW held by QUEST at the time of termination, to make, have made, use, sell, offer for sale and import any LICENSED PRODUCTS in the TERRITORY, provided that QUEST shall retain all rights and interests in such QUEST PATENTS and QUEST KNOW-HOW to the extent that such are not related to any LICENSED PRODUCT. In addition, QUEST shall transfer to VITAE, at VITAE’s cost, all QUEST KNOW-HOW reasonably required by VITAE to manufacture, market, promote and distribute LICENSED PRODUCTS.

(d)  Furthermore, QUEST shall, within thirty (30) days after the effective date of a termination other than a termination by QUEST pursuant to Section 11.02, use all reasonable endeavors to take all steps and execute all documents reasonably necessary to assign and/or transfer (to the extent legally permissible in the relevant country) all REGULATORY APPROVALS in QUEST’s name or in the name of QUEST’s AFFILIATES, sublicensees or distributors related to LICENSED PRODUCTS to VITAE or its designee, provided that VITAE shall be responsible for any reasonable associated out-of-pocket costs related to such transfer. In the event that no such assignment and/or transfer pursuant to this Paragraph may legally be made, then upon the request of VITAE, QUEST shall forthwith surrender such REGULATORY APPROVALS or applications for cancellation. In addition, upon VITAE’s request, QUEST shall, within the same time period, deliver to VITAE or its designee any documents relating to applications for REGULATORY APPROVALS in its possession, provided that VITAE shall be responsible for any reasonable associated out-of-pocket costs of transfer.

(e)  Upon termination of this AGREEMENT other than if QUEST terminates this AGREEMENT because of VITAE’s uncured breach of a material provision pursuant to Section 11.02, QUEST shall assign all PRODUCT TRADEMARKS to VITAE. For clarity, QUEST need not assign any housemarks or other trademarks that are not specifically associated with a LICENSED PRODUCT.

(f)  Upon termination of this AGREEMENT other than if VITAE terminates this AGREEMENT because of QUEST’s uncured breach of a material provision pursuant to Section 11.02, QUEST shall have the right to sell its inventory of LICENSED PRODUCTS, subject to payment of applicable royalties and milestone payments to VITAE. Within [* * *] after the effective date of termination of this AGREEMENT, QUEST shall notify VITAE of the amount of LICENSED PRODUCTS that QUEST, its AFFILIATES, sublicensees and distributors then have on hand, the sale of which would, but for the termination, be subject to royalty, and QUEST, its AFFILIATES, sublicensees and distributors shall thereupon be permitted to sell that amount of LICENSED PRODUCTS for a period of [* * *] following the effective date of such termination, provided that QUEST shall pay the royalty thereon at the time herein provided for, as well as any sales milestones that are achieved as a result of such sales.

11.07  Survival. Termination of this AGREEMENT in its entirety shall terminate all outstanding obligations and liabilities between the parties arising from this AGREEMENT, except those described in Sections 2.02 (to the extent provided in that section), 2.03, 11.05, 11.06, 12.03, 12.04, and 12.05 and in Articles 7 and 13. In addition, any other provision required to interpret and enforce the parties’ rights and obligations under this AGREEMENT shall also survive, but only to the extent required for the full observation and performance of this AGREEMENT.

11.08  No Limitation on Remedies. Subject to Sections 12.03 and 12.04, termination of the AGREEMENT in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity.

12.  WARRANTIES, REPRESENTATIONS AND INDEMNIFICATIONS

12.01  Each Party. Each party represents and warrants to the other party that: (i) it is duly organized and validly existing under laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this AGREEMENT and to carry out the provisions hereof; (ii) it is duly authorized to execute and deliver this AGREEMENT and to perform its obligations hereunder, and the person or persons executing this AGREEMENT on its behalf has been duly authorized to do so by all requisite corporate action; (iii) the execution, delivery and performance of this AGREEMENT by it does not conflict with the ALLERGAN AGREEMENT or any other agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative agency having jurisdiction over it; and it has not, and will not during the term of this AGREEMENT, grant any right to any THIRD PARTY that would conflict with the rights granted to the other party hereunder.

12.02  VITAE. VITAE warrants and represents to QUEST as follows:

(a)  VITAE has the right to license the LICENSED PATENTS and the LICENSED KNOW-HOW to QUEST under this AGREEMENT, and as of the EFFECTIVE DATE, VITAE has not received notice from ALLERGAN that it is in breach of any of the provisions of the ALLERGAN AGREEMENT.

(b)  The copies of the ALLERGAN AGREEMENT and the LIGAND AGREEMENT furnished to QUEST by VITAE are true and complete in all respects, and there are no amendments or modifications thereof that have not been furnished to QUEST by VITAE. QUEST acknowledges that it may not have received certain electronic files that were included as appendices to the ALLERGAN AGREEMENT. To VITAE’s knowledge as of the EFFECTIVE DATE, neither of the EXISTING LICENSORS is in breach or default of any material term or provision of the ALLERGAN AGREEMENT or the LIGAND AGREEMENT.

(c)  In accordance with VITAE’s understanding and interpretation of the ALLERGAN and LIGAND AGREEMENTS and as of the EFFECTIVE DATE, VITAE has satisfied in all material respects its obligations under the ALLERGAN AGREEMENT and the LIGAND AGREEMENT with respect to all periods ending on or prior to the date hereof, and has fulfilled as of the EFFECTIVE DATE its obligations under Section 3.5(a)(i) of the ALLERGAN AGREEMENT.

(d)  As of the EFFECTIVE DATE, the ALLERGAN AGREEMENT and the LIGAND AGREEMENT are in full force and effect, and, to VITAE’s knowledge, there has not occurred any event or circumstance that, upon notice or otherwise, would entitle ALLERGAN or LIGAND to terminate the ALLERGAN AGREEMENT or the LIGAND AGREEMENT respectively.

(e)  Neither VITAE nor, to its knowledge, ALLERGAN has received any written notice that the LICENSED COMPOUNDS may infringe the patent rights, trade secret rights or other intellectual property or proprietary rights of any third party or any written notice of threats, claims or litigation made or filed challenging the ownership, scope, validity or enforceability of any of the LICENSED PATENTS.

(f)  VITAE and its employees and agents have responded accurately and completely, in all material respects, to the requests for information from QUEST and its agents and representatives in connection with the due diligence conducted by QUEST. VITAE has not withheld material information, of which it is aware, that would otherwise be responsive to the requests for information from QUEST as understood by VITAE, except to the extent that a failure to do any of the foregoing would not have a materially adverse impact on the rights and benefits of QUEST hereunder.

12.03  DISCLAIMER. Nothing in this AGREEMENT shall be construed as a warranty that the LICENSED PATENTS are valid or enforceable. Except for the express warranties set forth in this Article 12, QUEST acknowledges and agrees that it is relying solely on its own due diligence in entering into this transaction, and that it is not relying upon any representations by VITAE, its employees or its agents. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12, VITAE DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, VITAE FURTHER DISCLAIMS ANY WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENTS OR LICENSED KNOW-HOW. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12, QUEST ACKNOWLEDGES AND AGREES THAT ALL PATENTS, KNOW-HOW AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR PROVIDED HEREUNDER (INCLUDING THE INVENTORY) ARE LICENSED OR PROVIDED ON AN “AS IS” BASIS.

12.04  LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR THEIR OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR THEIR OFFICERS, EMPLOYEES OR AGENTS FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, OR FOR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER BASED ON TORT OR CONTRACT) ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE THE DIRECT RESULT OF VITAE’S INTENTIONAL FRAUDULENT MISREPRESENTATIONS. VITAE SHALL NOT BE SHALL NOT BE LIABLE WITH RESPECT TO ANY DAMAGES ARISING OUT OF OR RELATED TO MATTERS WITHIN THE ACTUAL KNOWLEDGE OF QUEST, ITS INVESTORS, AND THEIR ADVISORS AND AGENTS. FURTHERMORE, VITAE’S TOTAL LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE SUM OF THE PAYMENTS AND THE VALUE OF THE OTHER CONSIDERATION RECEIVED BY VITAE PURSUANT TO THIS AGREEMENT EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE THE DIRECT RESULT OF VITAE’S INTENTIONAL FRAUDULENT MISREPRESENTATIONS.

12.05  Indemnification.

(a)  Subject to paragraphs (c)-(e) of this Section 12.05, QUEST shall defend, indemnify and hold harmless VITAE, its AFFILIATES, and its and their respective officers, directors, employees, agents, successors and assigns from any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorney’s fees (collectively, “LOSSES”), resulting from QUEST’s negligence or misconduct in connection with the manufacture, use, handling, storage, sale or other disposition from and after the EFFECTIVE DATE of LICENSED PRODUCTS or LICENSED COMPOUNDS.

(b)  Subject to paragraphs (c)-(e) of this Section 12.05, VITAE shall defend, indemnify and hold harmless QUEST, its AFFILIATES, and its and their respective officers, directors, employees, agents, successors and assigns from any and all LOSSES resulting from a breach by VITAE of the ALLERGAN AGREEMENT or the LIGAND AGREEMENT, whether arising before or after the EFFECTIVE DATE, or VITAE’s negligence or misconduct in connection with activities relating to the EXCLUDED COMPOUNDS.

(c)  No party shall be obligated under this Section 12.05 for LOSSES if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that such LOSSES were primarily the result of the gross negligence or willful misconduct of the other party or its employees or agents.

(d)  No party shall have any obligation under this Section 12.05 for any LOSSES with respect to any claim, lawsuit or other action unless the other party (i) gives such party prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT, (ii) such party is granted full authority and control over the defense, including settlement, against such claim, lawsuit or other action, and (iii) the other party cooperates fully with such party and its agents in defense of the claims, lawsuit or other action.

(e)  The indemnified party shall have the right to participate in the defense of any claim, complaint, suit, proceeding or cause of action referred to in this Section 12.05, utilizing attorneys of its choice, at its own expense; provided, however, that the indemnifying party shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which the indemnified party seeks indemnification under this Section 12.05.

13.  GENERAL PROVISIONS

13.01  Force Majeure. If the performance of any part of this AGREEMENT by either party, or of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.

13.02  Governing Law. This AGREEMENT shall be deemed to have been made in the State of California, and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of California without regard to its conflicts of laws principles.

13.03  Dispute Resolution.

(a)  Any dispute, controversy or claim arising out of or relating to this AGREEMENT (hereinafter, referred to as a “DISPUTE”) shall be attempted to be settled by the parties, without litigation, in good faith, by submitting each such DISPUTE to appropriate senior management representatives of each party in an effort to effect a mutually acceptable resolution thereof.

(b)  In the event no mutually acceptable resolution of such DISPUTE is achieved within thirty (30) days as a result of Section 13.03(a) then, at either party’s request, such DISPUTE may be submitted to binding arbitration by a mutually acceptable, independent THIRD PARTY arbitrator (the “ARBITRATOR”) for resolution under the then-current American Arbitration Association (“AAA”) rules. In such event, the parties shall select a mutually acceptable ARBITRATOR within twenty (20) days of the request of the party invoking this dispute resolution procedure. If the parties are unable to agree upon an ARBITRATOR, the AAA shall select a qualified, independent arbitrator. The venue for the arbitration shall be New York, New York, or some other location agreed upon by the parties. The decision of the ARBITRATOR may be enforced in any jurisdiction having jurisdiction over the parties.

13.04  Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

13.05  Severability.

(a)  In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

(b)  If any of the terms or provisions of this AGREEMENT are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

(c)  In the event that the terms and conditions of this AGREEMENT are materially altered as a result of this Section 13.05, the parties will renegotiate the terms and conditions of this AGREEMENT to resolve any inequities.

13.06  Entire Agreement. This AGREEMENT, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No modifications or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of the party against which enforcement is sought.

13.07  Notices. Notices required or permitted under this AGREEMENT shall be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties:

If to VITAE:

Vitae Pharmaceuticals, Inc. 502 West Office Center Drive Fort Washington, PA 19034 Attn: Legal Department

copy to:
Barbara Kosacz, Esq. Cooley Godward 5 Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155

If to QUEST:

Quest Group International, Inc. 967 West Center Orem, UT 84057

copy to:	Troy & Gould Professional Corporation 1801 Century Park East, 16th Floor Los Angeles, California 90067 Attention: David L. Ficksman, Esq.

13.08  Assignment. This AGREEMENT and the licenses herein granted shall be binding upon and inure to the benefit of the successors-in-interest of the respective parties. Neither this AGREEMENT nor any interest hereunder shall be assignable by either party without the written consent of the other; provided, however, that either may assign this AGREEMENT, or any part of its rights and obligations hereunder, to any AFFILIATE or to any corporation or entity with which such party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of the other party.

13.09  No Third-Party Beneficiaries. Nothing in this AGREEMENT, express or implied, is intended to confer on any person other than the parties hereto, or their respective permitted successors and assigns, any benefits, rights or remedies.

13.10  Ambiguities. This AGREEMENT is to be deemed drafted by both parties; and ambiguities, if any, shall not be construed against either party, irrespective of which party may have actually drafted the ambiguous provision.

13.11  Headings. The headings contained in this AGREEMENT have been added for convenience and shall not be construed as limiting.

13.12  Counterparts. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

13.13  Further Assurances. Each party agrees that it shall, upon the request of the other, execute and deliver such further documents and do such other acts and things as are reasonably necessary and appropriate to effectuate the terms and conditions of this AGREEMENT.

13.14  No Debarred Personnel. QUEST shall not use during the term of this AGREEMENT the services of any employee, consultant, contractor or clinical investigator that has been debarred by the FDA or any other regulatory authority or that is the subject of debarment proceedings by the FDA or any other regulatory authority.

13.15  No Finder’s Fee. QUEST agrees that VITAE shall not be responsible for paying any commissions or fees to any THIRD PARTY in connection with this transaction.

THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY

IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this AGREEMENT as of the date first written above.

QUEST GROUP INTERNATIONAL, INC. /s/ Kurt Brendlinger

BY: Kurt Brendlinger

TITLE: Director
VITAE PHARMACEUTICALS, INC. /s/ Jeffrey Hatfield

BY: Jeffrey Hatfield

TITLE: Chief Executive Officer

Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.

APPENDIX A

ALLERGAN PATENTS

[* * *]

A-1

Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.

APPENDIX B

EXCLUDED PATENTS

[* * *]

B-1

Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.

APPENDIX C

VITAE RETINOID PATENTS

[* * *]

C-1

Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.

APPENDIX D

INVENTORY

[* * *]

D-1

Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.

APPENDIX E

EXEMPLARY EXCLUDED COMPOUNDS

[* * *]

E-1

Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.

APPENDIX F

ALLERGAN AGREEMENT

[* * *]

F-1